Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Armstrong World Industries, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 25, 2020, except for Notes 2, 3, and 7, as to which the date is July 28, 2020, with respect to the consolidated balance sheets of Armstrong World Industries, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II, and our report dated February 25, 2020 with respect to the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K/A of Armstrong World Industries, Inc., incorporated herein by reference.

Our report refers to a restatement of the 2017 consolidated financial statements and changes in the method of accounting for revenue and leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 15, 2020